As filed with the Securities and Exchange Commission on December 17, 1998

                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                TIME WARNER INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                        13-3527249
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                            Identification
                                                              Number)

                              75 Rockefeller Plaza
                            New York, New York 10019
               (Address of Principal Executive Offices) (Zip Code)


                   Time Warner Inc. Deferred Compensation Plan
                            (Full title of the Plan)


                               Peter R. Haje, Esq.
                  Executive Vice President and General Counsel
                                Time Warner Inc.
                              75 Rockefeller Plaza
                            New York, New York 10019
                     (Name and address of agent for service)

                                 (212) 484-8000
          (Telephone number, including area code, of agent for service)

 --------------------- ------------------- ---------------------- ---------------------- ----------------


 Title of Securities                       Proposed Maximum       Proposed Maximum       Amount of
 to be Registered      Amount to be        Offering Price Per     Aggregate Offering     Registration Fee
                       Registered          Obligation (2)         Price (2)
 --------------------- ------------------- ---------------------- ---------------------- -----------------
 --------------------- ------------------- ---------------------- ---------------------- -----------------

Deferred
Compensation
Obligations (1)          $172,000,000             100%               $172,000,000          $47,816.00

 --------------------- ------------------- ---------------------- ---------------------- -----------------

(1)      The Deferred Compensation Obligations are unsecured obligations of Time Warner Inc. to pay deferred compensation in the future in accordance with the terms of the Time Warner Inc. Deferred Compensation
         Plan.

(2)      Estimated solely for the purpose of determining the registration fee.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed with the Commission by the Registrant (File No. 1-12259) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration
Statement:

     1. The Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A dated June 25, 1998 (as amended, the "1997 Form 10-K");

     2. The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

     3. The Registrant's current reports on Form 8-K dated February 10, 1998 and November 19, 1998.

     All documents and reports subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

     Under the Time Warner Inc. Deferred Compensation Plan (the "Plan"), Time Warner Inc. (the "Company") will provide eligible employees the opportunity to defer a specified percentage or amount of their regular annual cash bonus. The obligations of the Company under the Plan (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank on a parity with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. However, because the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. Accordingly, participants in the Plan may be deemed to be effectively subordinated to such claims. As of September 30, 1998, the consolidated and unconsolidated subsidiaries of the Company had an aggregate of approximately $21 billion of outstanding liabilities, including indebtedness. In addition, dividends, loans and advances from certain subsidiaries to the Company are restricted by certain agreements.

     The amount of compensation to be deferred by each participating employee (each a "Participant") will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable on the date selected by each Participant in accordance with the terms of the Plan or, if earlier, death, disability or other termination of employment pursuant to the terms of the Plan. The Obligations will be indexed to one or more investment crediting rate options (the "Crediting Rate Options") individually chosen by each Participant from a list of investment fund options. Each Participant's Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the selected Crediting Rate Options, including any appreciation or depreciation. The Obligations will be denominated and be payable in United States dollars.

     A Participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution.

     The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. However, the Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as of the date of such amendment or termination.

     The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

Item 5.  Interests of Named Experts and Counsel.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedules of the Registrant and Time Warner Entertainment Company, L.P. included in the Registrant's 1997 Form 10-K, as set forth in their reports which are incorporated herein and in the Prospectus relating hereto by reference. Such consolidated financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

     PricewaterhouseCoopers LLP, independent accountants, have audited the consolidated financial statements of Turner Broadcasting System, Inc.
for the year ended December 31, 1995, which are incorporated herein and in the Prospectus relating hereto by reference to the Registrant's 1997 Form 10-K. Such consolidated financial statements are incorporated by reference in reliance on their report given on their authority as experts in accounting and auditing.

     Legal matters in connection with the Deferred Compensation Obligations offered hereby have been passed upon for the Registrant by Thomas W. McEnerney, Esq., 75 Rockefeller Plaza, New York, NY 10019.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Article VI of the Registrant's By-laws requires indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer or employee of the Registrant or any predecessor of the Registrant or was serving at the request of the Registrant as a director, officer or employee of any other enterprise.

     Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Registrant, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 1, Article X of the Restated Certificate of Incorporation of the Registrant eliminates the liability of directors to the extent permitted by Section 102(b)(7).

     The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, Article VI of such By-laws and Section 1, Article X of such Restated Certificate of Incorporation, as applicable.

     The Registrant's Directors' and Officers' Liability and Reimbursement Insurance Policy is designed to reimburse the Registrant for any payments made by it pursuant to the foregoing indemnification. Such policy has coverage of $50,000,000.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9.  Undertakings.

  (a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration
       Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnifi- cation is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City and State of New York, on December 17, 1998.


                                    TIME WARNER INC.

                                    By: /s/John A. LaBarca
                                    Name:  John A. LaBarca
                                    Title: Senior Vice President
                                            and Controller

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on December 17, 1998 in the capacities indicated.

         Signature                                            Title

(i) Principal Executive Officer:


               *                             Director, Chairman of the Board and
     ___________________________              Chief Executive Officer
         (Gerald M. Levin)


(ii) Principal Financial Officer:


               *                             Executive Vice President and Chief
     ___________________________              Financial Officer
       (Richard J. Bressler)


(iii) Principal Accounting Officer:


   /s/John A. LaBarca                        Senior Vice President and
   _____________________________              Controller
     (John A. LaBarca)

(iv) Directors:

           *
_________________________________
       (Merv Adelson)

           *
_________________________________
      (J. Carter Bacot)

           *
_________________________________
     (Stephen F. Bollenbach)

           *
_________________________________
     (John C. Danforth)

           *
_________________________________
   (Beverly Sills Greenough)
           *
_________________________________
     (Gerald Greenwald)

           *
_________________________________
     (Carla A. Hills)

           *
_________________________________
       (Reuben Mark)

           *
_________________________________
     (Michael A. Miles)

           *
_________________________________
    (Richard D. Parsons)

           *
_________________________________
       (R. E. Turner)

           *
_________________________________
    (Francis T. Vincent, Jr.)

Constituting a majority of the Board of Directors

*By  /s/Peter R. Haje
       (Peter R. Haje)
       (Attorney-in-Fact)
*Pursuant to Powers of Attorney
 dated as of November 19, 1998

                                  EXHIBIT INDEX

Exhibit
Number                       Description                          Page
_______                      ___________                          ____

4         Time Warner Inc. Deferred Compensation Plan.

5 Opinion of Thomas W. McEnerney, Esq. regarding the legality of the securities being registered.

23.1      Consent of Ernst & Young LLP, Independent Auditors.

23.2      Consent of PricewaterhouseCoopers LLP, Independent
           Accountants, with respect to Turner Broadcasting
           System, Inc.

23.3      Consent of Thomas W. McEnerney, Esq. included in
           Exhibit 5.
                                                                   *

24        Powers of Attorney dated as of November 19, 1998.








__________________________
*Incorporated by reference